UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2009

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

The descriptions of the Restructuring Agreements and the Canadian Forbearance in Item 1.03 of this Current Report are incorporated by reference into this Item 1.01.

Item 1.03.  Bankruptcy or Receivership.

On October 8, 2009, Accuride Corporation (the “Company”) and its domestic subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware.  The Debtors will continue to operate their businesses as debtors-in-possession under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the Bankruptcy Code.  On the petition date, the Debtors filed several motions with the bankruptcy court, including a motion to have the Chapter 11 cases jointly administered.

Restructuring Support Agreements and Convertible Notes Commitment Agreement

Prior to making the Chapter 11 filings, on October 7, 2009, the Company entered into (i) a Restructuring Support Agreement with the holders of approximately 57% of the principal amount of the loans outstanding under the Company’s Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005, as amended, among the Company, Accuride Canada Inc., the lenders party thereto, the administrative agent for the lenders, and the other agents party thereto (the “Credit Agreement”), (ii) a Restructuring Support Agreement with the beneficial holders of approximately 70% of the principal amount of the Company’s 8.5% Senior Subordinated Notes due 2015, issued pursuant to the Indenture dated January 31, 2005 between the Company, the guarantors named therein and the Bank of New York Trust Company, N.A. as trustee (the “Indenture”) and (iii) a Convertible Notes Commitment Agreement (together with the Restructuring Support Agreements, the “Restructuring Agreements”) with certain holders of the senior subordinated notes.  Pursuant to the Restructuring Agreements, the parties thereto have agreed to support a financial reorganization of the Debtors consistent with the terms and conditions set forth in the term sheets attached as Exhibit A to the Restructuring Support Agreements (the “Restructuring Transaction”) and the senior lenders and noteholders have agreed to not transfer any claims except to a transferee who agrees to be bound by the applicable Restructuring Support Agreement.

Restructuring Transaction

The terms of the Restructuring Transaction include:

•                  The Credit Agreement will be amended to: (i) extend its maturity (except that of the “last-out” term loans described below) through June 30, 2013, (ii) amend the interest rate to LIBOR + 6.75% (with a LIBOR floor of 3.00%) and (iii) eliminate all financial covenants except minimum liquidity and minimum EBITDA covenants.

•                  The senior subordinated notes will be cancelled and the holders will receive 98% of the common stock of the reorganized Company, subject to dilution, including dilution for common stock issued upon conversion of the new convertible notes and new warrants issued pursuant to the Restructuring Transaction, as described below.

•                  The reorganized Company will complete a $140 million rights offering of new senior unsecured convertible notes to current noteholders.  The rights offering is fully backstopped by certain current noteholders.  The new notes will be convertible into 60% of the common stock of the reorganized Company.

•                  A portion of the proceeds from the rights offering will be used to fully pay down the “last-out” term loans currently outstanding under the Credit Agreement and held by an affiliate of Sun Capital Partners (“Sun Capital”) with the remainder to provide ongoing liquidity for Debtors’ businesses.

•                  The Company’s common stock will be cancelled and the holders will receive 2% of the common stock of the reorganized Company and warrants exercisable for up to 15% of the common stock of the reorganized Company, subject to dilution, including dilution for stock issued upon conversion of the new convertible notes.  The warrants provide the opportunity for additional recovery to the prepetition equity holders in the event that the reorganized Company reaches certain equity value targets during the two years following the warrants’ issue.

•                  Unsecured trade creditors will be unimpaired and their claims will be paid in full.

The Restructuring Agreements contain customary terms, are subject to material conditions and may be terminated upon the occurrence of certain events, including if there is a material adverse change to the Company’s business, results of operations, property or financial condition.

The foregoing is qualified in its entirety by reference to the Restructuring Agreements, the forms of which are attached hereto as Exhibits 10.1-10.3 and incorporated herein by reference.

Debtor-in-Possession Financing

In connection with the Chapter 11 filings, Debtors filed a motion seeking the approval of the bankruptcy court for a superpriority secured ABL revolving credit facility of $25 million and a term loan first-in, last-out facility of $25 million (together, the “DIP Credit Agremeent”), between the Company, Deutsche Bank Trust Company, as administrative agent for the lenders under the DIP Credit Agreement, and certain other agents and lenders party thereto.  The $25 million of ABL loans under the DIP Credit Agreement would bear interest, at the election of the Company, at a rate of LIBOR + 6.50% (with a LIBOR floor of 2.50%) or Base Rate + 5.50% (with a Base Rate floor of 3.50%), and the $25 million of first-in, last-out term loans under the DIP Credit Agreement would bear interest, at the election of the Company, at a rate of LIBOR + 7.50% (with a LIBOR floor of 2.50%) or Base Rate + 6.50% (with a Base Rate floor of 3.50%).  Unless otherwise extended, the DIP Credit Agreement would mature nine months from the commencement of the bankruptcy case, subject to certain provisions that may lead to an earlier termination.

The use of proceeds under the DIP Credit Agreement would be limited to working capital and other general corporate purposes consistent with a budget that the Company presented to the administrative agent, including payment of costs and expenses related to the administration of the bankruptcy proceedings and payment of other expenses as approved by the bankruptcy court.

Fourth Amendment and Canadian Forbearance Agreement

In connection with the Chapter 11 filings and the Restructuring Transaction, effective October 8, 2009, the Company also entered into a Fourth Amendment and Canadian Forbearance Agreement with respect to the Credit Agreement (the “Canadian Forbearance”).  Pursuant to the Canadian Forbearance, the senior lenders have agreed to forbear from enforcing any remedies under the Credit Agreement against Accuride Canada, Inc. with respect to any defaults specified therein.  The Canadian Forbearance will remain effective until the termination of the DIP Credit Agreement, subject to certain provisions that may lead to an earlier termination.

The foregoing is qualified in its entirety by reference to the Canadian Forbearance, which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the bankruptcy petitions described above in Item 1.03 constituted an event of default under the Credit Agreement and the Indenture.  As a result of these events of default, all amounts due under the Credit Agreement and the Indenture became immediately due and payable.  As of October 7, 2009, the aggregate amount of the accelerated financial obligations under the Credit Agreement was approximately $359.6 million and the aggregate amount of the accelerated financial obligations under the Indenture was approximately $291.0 million.  The bankruptcy petitions may also result in defaults and acceleration under certain leases and other instruments of indebtedness.  The ability of the creditors to seek remedies to enforce their rights under the Credit Agreement, the Indenture or other agreements is automatically stayed as a result of the filing of the bankruptcy cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 8.01.  Other Events.

On October 8, 2009, the Company issued a press release announcing the commencement of the Debtors’ bankruptcies and the Restructuring Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1                           Form of Restructuring Support Agreement (Lenders).

10.2                           Form of Restructuring Support Agreement (Note holders).

10.3                           Form of Convertible Notes Commitment Agreement.

10.4                           Fourth Amendment and Canadian Forbearance Agreement, dated October 8, 2009.

99.1                           Press Release, dated October 8, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	October 8, 2009	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Restructuring Support Agreement (Lenders).

10.2	Form of Restructuring Support Agreement (Note holders).

10.3	Form of Convertible Notes Commitment Agreement.

10.4	Fourth Amendment and Canadian Forbearance Agreement, dated October 8, 2009.

99.1	Press Release, dated October 8, 2009.